                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        LASERMASTER TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                   [LOGO OF LASERMASTER TECHNOLOGIES, INC.]

                              7090 Shady Oak Road
                         Eden Prairie, Minnesota 55344

                           NOTICE OF ANNUAL MEETING

To the Shareholders of LaserMaster Technologies, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of LaserMaster Technologies, Inc. (the "Company") will be held at 4:00 p.m. on Thursday, April 24, 1997 at the Company's offices at 6900 Shady Oak Road, Eden Prairie, Minnesota, to transact such business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 18, 1997 as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

A copy of the Company's Annual Report is included with this mailing on approximately the date shown below.

We encourage you to take part in the affairs of the Company either in person or by executing and returning the enclosed proxy.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Melvin L. Masters
March 28, 1997                               Chief Executive Officer


  IF YOU ARE UNABLE TO ATTEND THIS MEETING, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED HEREWITH FOR
                               YOUR CONVENIENCE.

                                PROXY STATEMENT

The Annual Meeting of Shareholders of LaserMaster Technologies, Inc. (the "Company") will be held at 4:00 p.m. on Thursday, April 24, 1997 at the Company's offices at 6900 Shady Oak Road, Eden Prairie, Minnesota, for the purpose set forth in the Notice of Annual Meeting. This Proxy Statement is being mailed to Shareholders commencing on or about March 28, 1997. The accompanying form of proxy for use at the meeting and any adjournments thereof is solicited by the Board of Directors of the Company and may be revoked by written notice to the Secretary of the Company at any time prior to its exercise, by voting in person at the meeting, or by giving a later dated proxy to the Secretary of the Company at any time before voting. Shares represented by a proxy will be voted in the discretion of the proxy. If a broker submits a proxy and indicates the broker does not have discretionary authority as to certain shares to vote, those shares will be counted as shares that are present for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to any matters that shall come before the shareholders for a vote.

All expenses in connection with the solicitation of this proxy will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telegraph or personal calls.

The Board of Directors knows of no matters that will be brought before the meeting requiring a vote of the shareholders. However, if any matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

Only the holders of the Company's common stock whose names appear of record on the Company's books at the close of business on March 18, 1997 would be entitled to vote at the Annual Meeting. At the close of business on March 18, 1997, the Company had 14,333,907 shares of common stock (the Company's only voting securities) outstanding and entitled to vote. Each share of such common stock entitles the holder thereof to one vote upon each matter to be voted upon. At this time the Board of Directors knows of no matters which will be presented to the shareholders for a vote.

The following table sets forth, as of February 28, 1997, certain information with respect to beneficial share ownership by the directors individually; by all persons known to management to own more than 5% of the Company's outstanding common stock, individually; and by all officers and directors as a group. Except as otherwise indicated, the Shareholders listed below have sole investment and voting power with respect to their shares.

                                                Number of
                                            Beneficially Owned   Percent of Shares
Name of Beneficial Owner                          Shares            Outstanding
------------------------                         --------          -------------
Sihl-Zurich Paper Mill on Sihl AG (1)            2,742,858             15.6%

Melvin L. Masters (2)                            2,550,525             14.5%
6425 Beach Road
Eden Prairie, MN  55344

Lawrence J. Lukis (3)                            2,016,531             11.5%
3250 Fox Street
Long Lake, MN  55356

General Electric Capital Corporation (4)           881,542              5.0%

Jean-Louis Gassee (5)                               85,000                *

Robert J. Wenzel (6)                                48,050                *

James E. Retterath (7)                              38,750                *

Thomas D. Ryan (8)                                  67,000                *

All officers and directors
as a group (8 persons) (9)                       4,866,255             27.7%

* Less than 1%

(1) Includes warrants to purchase 1,371,429 shares.

(2) Includes 411,428 shares and warrants to purchase 963,667 shares owned by TMI; 274,286 shares owned by GRAMPI; 228,572 shares and warrants to purchase 228,572 shares owned by GRAMPI #2.

(3) Includes shares owned by Donna Lukis, Mr. Lukis' spouse. Does not includes shares held by the Lukis Foundation, of which Mr. Lukis is a director. Mr. Lukis disclaims beneficial ownership both of Ms. Lukis' shares and those held by the Lukis Foundation.

(4) Includes warrants to purchase 471,286 shares.

(5) Includes 60,000 shares issuable to Mr. Gassee under options which are currently exercisable.

(6) Includes 36,250 shares issuable to Mr. Wenzel under options which are exercisable or will become exercisable within 60 days. Also includes 10,800 shares held as trustee for four educational trusts for unrelated beneficiaries.

(7) Includes 38,750 shares issuable to Mr. Retterath under options which are exercisable or will become exercisable within 60 days.

(8) Includes 60,000 shares issuable to Mr. Ryan under options which are exercisable or will become exercisable within 60 days.

(9) Includes 201,400 shares issuable under options which are exercisable or will become exercisable within 60 days and warrants to purchase 1,192,239 shares.

                               BOARD OF DIRECTORS

The Board of Directors is divided into three classes pursuant to the Bylaws of the Company; directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year. The Bylaws of the Company also currently provide that in the event of any vacancy on the Board of Directors occurring during the year, the vacant directorship may be filled by the vote of the remaining directors for the remainder of the unexpired term. There are currently five members of the Board of Directors. The Board of Directors has filled a board seat vacancy with Robert J. Wenzel, the Company's Chief Operating Officer, in 1996. The term for the seat filled by Mr. Wenzel expires in the current year, 1997. Mr. Wenzel is not standing for re-election.

The Board of Directors has not designated any person as a nominee for election to the board of directors.

THE FOLLOWING TABLE SETS FORTH INFORMATION, AS OF FEBRUARY 28, 1997, CONCERNING THE DIRECTORS OF THE COMPANY:

                                                                          Year
                                                                         Became
Name, Age, Positions, Principal Occupations, Directorships              Director
----------------------------------------------------------              --------
                     Directors whose terms expire in 1999

MELVIN L. MASTERS; age 42; Mr. Masters co-founded LaserMaster              1989
Corporation ("LMC")  in February, 1986 and has been Chairman, Chief
Executive Officer and President of the Company since it acquired LMC in May 1989.  Mr. Masters is also the sole shareholder, director and
CEO of TimeMasters, Inc., a company established for the purpose of property management which has additional investments in the fields of wireless voice and data communications and personal motor sports products.

RALPH D. ROLEN; age 43; Mr. Rolen is Senior Vice President and Manager     1989
of the Retail Credit Division of First Tennessee National Bank of
Memphis, Tennessee, a position he has held since January, 1989.

                     Directors whose terms expire in 1998

LAWRENCE J. LUKIS; age 48; Mr. Lukis co-founded LaserMaster in February    1989
1986 and has been Chief Technical Officer of the Company since May 1989.

JEAN-LOUIS GASSEE; age 52; Since 1990, Mr. Gassee has been Chairman and    1990
Chief Executive Officer of Be, Inc. of Menlo Park, California.  That
company is involved in personal computer technology.  From August 1988 until September, 1990, Mr. Gassee was President of the Apple Products
Division of Apple Computer, Inc.  Prior to that time he held the offices of Senior Vice President of Research and Development (1987 to August,
1988) and Vice President of Product Development of Apple Computer, Inc.
from 1985 to 1987.  Mr. Gassee is also a director of Electronics for
Imaging of San Bruno, California and 3COM, Sunnyvale, California.

The Board of Directors met three times during the fiscal year ended June 30, 1996; on July 24, 1995, January 10, 1996, and May 24, 1996. The Board of Directors has met once in fiscal 1997 on September 13, 1996. The January 10, 1996 and September 13, 1996 meetings were telephonic. All directors attended each meeting other than Mr. Gassee, who did not attend the meeting on September 13, 1996. The Board of Directors has: (i) an Audit Committee composed of Mr. Masters, Mr. Gassee and Mr. Rolen; (ii) a Stock Option Committee composed of Mr. Gassee and Mr. Rolen; (iii) a Compensation Committee composed of Mr. Masters, Mr. Gassee and Mr. Rolen; (iv) an Indemnification Committee composed of Mr. Gassee and Mr. Rolen, which is charged with reviewing and determining the right to indemnification of the named officers and directors who are defendants in the securities class action; and (v) a Litigation Committee composed of Mr. Gassee, Mr. Rolen and James Horstmann, Assistant Treasurer, which has been formed to provide Company direction regarding the management of the securities class action. The audit committee, including all members, met once in fiscal 1996. The Stock Option and Compensation Committees did not meet but took action in writing. The Indemnification Committee met and took action in writing. The
Litigation Committee has not met as of February 28, 1997.   The Board of
Directors has no standing nominating committee.

THE FOLLOWING TABLE SETS FORTH INFORMATION, AS OF FEBRUARY 28, 1997, REGARDING THE EXECUTIVE OFFICERS OF THE COMPANY:

Name                     Age       Positions
----                     ---       ---------
Melvin L. Masters         42       Chief Executive Officer, President and Chairman of the Board
Lawrence J. Lukis         48       Chief Technical Officer
Robert J. Wenzel          46       Chief Operating Officer and President
                                   LaserMaster Corporation

James E. Retterath        35       Secretary
Timothy N. Thurn          40       Treasurer
Thomas D. Ryan            38       Executive Vice President
                                   LaserMaster Technologies, Inc. and
                                   LaserMaster Corporation

MR. WENZEL has been Chief Operating Officer of the Company since October 1991 and President of LaserMaster Corporation, the Company's principal operating subsidiary, since October 1989. He joined LaserMaster as General Manager of the PC Division in May 1989 and became Executive Vice President shortly thereafter.

MR. RETTERATH has been Secretary of the Company since March 1994. He joined the Company in June 1990 and has held a variety of management positions in Research and Development, most recently serving as Vice President which position he has held since December 1992. From July 1986 to June 1990, Mr. Retterath was a Senior Design Engineer for Printware, Inc. of Mendota Heights, Minnesota.

MR. THURN has been Treasurer of the Company since June 1989 and of LaserMaster Corporation since March 1987. Mr. Thurn has experience as both a public and private accountant. Mr. Thurn is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA).

MR. RYAN has been Managing Director of LaserMaster Europe, Ltd. since January 1995 and assumed the Executive Vice President position for the Company and LaserMaster Corporation in May 1996. From 1985 to July 1994, Mr. Ryan worked for Mentor Corporation as Vice President and General Manager of its Minnesota operations.

Officers of the Company are elected annually by the Board of Directors. All of the current officers have been re-elected to serve in the same positions for the coming year.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10 percent of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in its Form 10-K any delinquent filing of such reports and any failure to file such reports.

Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all such forms were filed on a timely basis by reporting persons, except as follows: Thomas Ryan was named an executive officer of the Company by the Board on May 24, 1996 and Mr. Ryan purchased stock in the Company on November 14, 1996. Forms 3 and 4 were filed untimely on behalf of Thomas Ryan on February 6, 1997.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company' s compensation policy is designed to reward individuals for outstanding performance. In furtherance of this policy, the Company believes it is important for officers and significant employees to share with Shareholders in the Company's successes and failures through interests in the Company's equity securities as well as through salary and bonus adjustments. For officers with significant equity interest, such as Mel Masters and Larry Lukis, the Company's Chief Executive Officer and Chief Technical Officer, respectively, this policy is currently implemented primarily through salary adjustments. For other officers and employees, the Company maintains a stock option plan to provide longer-term incentives to increase value to Shareholders.

BASE SALARY. Salaries for executives are reviewed by the Committee on a periodic basis and may be increased (or decreased) at any time based on: (1) the Committee's evaluation of the individual's performance; and (2) the Company's financial condition. Increases in median competitive pay levels are a secondary factor.

Compensation of the Company's Chief Executive Officer is set by the Board of Directors as a whole, with the Chief Executive Officer abstaining.

For fiscal 1996, annual compensation to the Chief Executive Officer was set at $250,000. The annual compensation for the Chief Executive Officer represented no increase over fiscal 1995 levels and had not been increased since fiscal 1994. Fiscal 1996 base salaries for the other executive officers increased between 0% and 43% over fiscal 1995 levels.

On May 24, 1996 base salaries for Messrs. Masters, Lukis, Wenzel and Retterath were set at $250,000. Base salaries for the other executive officers have increased between 0% and 43% since fiscal 1996. Effective May 1, 1996, Mr. Masters, Mr. Lukis, Mr. Wenzel and Mr. Retterath along with another non-officer member of management, voluntarily agreed to decrease their salaries by $25,000 each, and Mr. Ryan agreed to a $19,000 salary decrease, until Company performance improved. On March 12, 1997, Mr. Masters, Mr. Lukis, Mr. Wenzel and Mr. Retterath, along with another non-officer member of management, voluntarily offered to decrease their salaries from $225,000 to $175,000 until Company performance improved, or as may be agreed upon with the Compensation Committee. The compensation decreases were effective during the pay period in which the offer to decrease salaries was made.

ANNUAL INCENTIVE. The Company did not establish a cash incentive plan for its officers for fiscal 1996. The Compensation Committee pays bonuses at year end based on an evaluation of performance of the individual during the fiscal year. The Compensation Committee's determination at such times is discretionary and normally is based primarily on overall Company performance and the contribution of each individual to such performance. No specific formula or criteria is established prior to the time such incentive compensation is allocated to the individual.

For fiscal 1996, Messrs. Masters, Lukis and Wenzel did not receive an incentive bonus. Mr. Retterath and Mr. Ryan each received additional compensation during fiscal 1996 which was a result of their work on special projects. These amounts totalled $50,600 during fiscal 1996, averaging 15% of these executive's salaries.

LONG TERM INCENTIVES. The Company believes that significant incentives should be provided to executive officers to maximize Shareholder value when such officers hold substantial positions in the Company's common stock or hold benefit awards that are based on the appreciation of such common stock. For those executives that are not substantial equity holders, the Company currently grants stock options that become exercisable over a period of time.

Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, grants may vest in equal amounts over five to eight years; generally executives must be employed by the Company at the time of vesting in order to exercise the option.

The Committee determines the number of options to be granted based on the expected value of an individual's contribution, or to reflect historical contributions. Additional options were granted to Mr. Wenzel, Mr. Retterath, and Mr. Ryan during fiscal 1996 because the Committee believed that outstanding, unvested options did not provide adequate incentive to those officers.


The Compensation Committee
Melvin L. Masters
Ralph D. Rolen
Jean-Louis Gassee

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four executive officers of the Company whose salary and bonus earned in the fiscal year ended June 30, 1996 exceeded $100,000 for services rendered.

====================================================================================================================================

                                           Annual compensation                 Long term compensation
                                  ------------------------------------------------------------------------------
                                                                                   Awards
                                                                      ------------------------------
                                                            Other         Restricted                   Payouts/
                                                            annual        stock                        LTIP        All other
Name and principal          Year   Salary ($)     Bonus     compen-       award(s)       Options/      payouts     compen-
 position                                          ($)      sation ($)      ($)          SARs (#)        ($)       sation ($)

------------------------------------------------------------------------------------------------------------------------------------
Melvin L. Masters           1996    $246,875                                                                       $ 6,736/1/
Chief Executive Officer     1995     250,000                                                                       $ 6,016/1/
                            1994     250,000                                                                       $ 5,096/1/

------------------------------------------------------------------------------------------------------------------------------------

Robert  J. Wenzel           1996    $203,125                                             220,000
Chief Operating Officer     1995     165,625      $35,000
                            1994     150,000        1,000

------------------------------------------------------------------------------------------------------------------------------------

James E. Retterath          1996    $203,125      $34,100/2/                             240,000
Secretary                   1995     161,667       35,000
                            1994     127,500

------------------------------------------------------------------------------------------------------------------------------------

Larry J. Lukis              1996    $150,000                                                                       $10,908/1/
Chief Technical Officer     1995     250,000                                                                        $9,898/1/
                            1994     250,000                                                                        $7,923/1/

------------------------------------------------------------------------------------------------------------------------------------

Thomas D. Ryan              1996    $131,458      $16,500                                 40,000
Executive Vice President    1995           *
                            1994           *
====================================================================================================================================

*Became executive officer during fiscal 1996.

/1/Premiums for life insurance where the Company is not the beneficiary.

/2/Expenses paid by the Company on behalf of the employee.

STOCK OPTIONS

The Company maintains a Restated Stock Option Plan pursuant to which executive officers, other employees and certain non-employees providing services to the Company may receive options to purchase the Company's common stock.

The following table summarizes grants of stock options during fiscal 1996 to the Chief Executive Officer and the Executive Officers named in the Summary Compensation Table.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
====================================================================================================================================

                                                                                        Potential Realizable
                                                                                      Value at Assumed Annual
                             Individual Grants                                         Rates of Stock Price
                                                                                      Appreciation for Option
                                                                                               Term
====================================================================================================================================

                                        % of Total
                                         Options/
                       Options/            SARs        Exercise or
                         SARs            Granted to    Base Price      Expiration      5% ($)       10% ($)
Name                   Granted          Employees       ($/Share)        Date
                         (#)            in Fiscal
                                           Year
-------------------------------------------------------------------------------------------------------------
Robert J. Wenzel      100,000/1/           7.6%          $4.00        April 2006     $251,560      $637,480
                      120,000/2/           9.1%          $4.00        April 2006     $301,872      $764,976
-------------------------------------------------------------------------------------------------------------
James E. Retterath    120,000/1/           9.1%          $4.00        April 2006     $301,872      $764,976
                      120,000/2/           9.1%          $4.00        April 2006     $301,872      $764,976
-------------------------------------------------------------------------------------------------------------
 Thomas D. Ryan        40,000/3/           3.0%          $4.00        April 2006     $100,624      $254,992
=============================================================================================================

/1/Options vest ratably over eight years.

/2/Options vest after nine years with accelerated vesting contingent upon meeting performance goals as established by the Chief Executive Officer. The goals have not yet been established.

/3/Options vest in one year.

The following table summarizes exercises of stock options during fiscal 1996 by the Executive Officers named in the Summary Compensation Table, exclusive of any option grants during fiscal 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
=============================================================================================================
                                                                   Number of      Value of unexercised in-
                                                                  unexercised      the-money options/SARs
                                                                 options/SARs at       at FY-end ($)
                       Shares acquired on   Value realized ($)    FY-end (#)            exercisable/
Name                     exercise (#)                           exercisable/         unexercisable (1)
                                                               unexercisable
-------------------------------------------------------------------------------------------------------------

Melvin L. Masters           -0-                -0-                   -0-                      -0-
-------------------------------------------------------------------------------------------------------------

Robert J. Wenzel            -0-                -0-              41,250/243,750         $117,200/$189,000
-------------------------------------------------------------------------------------------------------------

James E. Retterath          -0-                -0-              28,750/301,250         $ 66,500/$276,600
-------------------------------------------------------------------------------------------------------------

Lawrence J. Lukis           -0-                -0-                   -0-                      -0-
-------------------------------------------------------------------------------------------------------------

Thomas D. Ryan              -0-                -0-              10,000/110,000         $   5,600/$61,900
=============================================================================================================

(1) Represents the difference between the closing price of the Company's common stock on June 30, 1996 and the exercise price of the options.

LONG-TERM INCENTIVE PLAN AWARDS

Other than the Stock Option Plan reported on above, the Company does not maintain any long-term incentive plans.

DIRECTOR COMPENSATION

For fiscal year 1996, there was no plan for compensation to non-employee directors. All directors were reimbursed for their expenses incurred in attending meetings. Jean-Louis Gassee, John Meyer (a former director) and Scott Parr (a former director) also acted as consultants to the Company. An additional $30,000 of consulting fees was incurred for services provided by Mr. Gassee during fiscal 1996. Jean-Louis Gassee has significant expertise in the personal computer industry and in the management of research and development of hardware and software products. His expertise in the trends and issues in this industry was not available within the Company and could only be obtained through a relationship with a specialized consultant or highly compensated employee, if one could be identified and retained. Mr. Gassee consulted with the Company on a number of issues including industry trends, and product development issues. An additional $15,000 of consulting fees was incurred for services provided by Mr. Meyer during fiscal 1996. John Meyer is an independent consultant whose background is in desktop publishing software and hardware. Mr. Meyer consulted
with the Company on technology management matters.   Mr. Parr was paid $8,000 in
consulting fees for services provided during fiscal 1996. Mr. Parr is the former General Counsel of the Company and has expertise not found within the company in the area of corporate finance. Mr. Parr provided consultation services regarding financing matters. The consulting fees paid to Messrs. Gassee, Meyer and Parr were determined and set based on anticipated consulting services and the market cost therefor. The Company believes that the consulting fees paid to Messrs. Gassee, Meyer and Parr represent the approximate market value for the consulting services performed and that which might be obtained from similar arrangements with non-affiliates.

For fiscal year 1997 there is no plan for compensation to non-employee directors. The Company has a consulting agreement with Jean-Louis Gassee at a rate of $12,000 per year, which reflects a change in the services rendered by Mr. Gassee from the prior fiscal year. The Company believes that the consulting fees paid to Mr. Gassee represent the approximate market value for the consulting services performed and are comparable to that which would be available from non-affiliates with similar expertise and experience.

EMPLOYMENT AGREEMENTS

At June 30, 1996, the Company had employment agreements with Messrs. Masters, Lukis, Wenzel, Retterath and several other members of management. Those agreements renew automatically on an annual basis unless terminated by either party by written notice 60 days before the renewal date. The agreements provide for continuation payments equal to 36 months pay for Mr. Masters and Mr. Lukis and one other non-officer. Agreements are in place for 12 months pay for Mr. Wenzel and Mr. Retterath upon termination of employment in certain circumstances, including change of control. As of June 30,

1996 minimum salary levels of $250,000 were set for each of Messrs. Masters, Lukis, Wenzel and Retterath.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Chief Executive Officer of the Company, Melvin L. Masters, is a member of the Compensation Committee. Mr. Masters' compensation is set by the Board of Directors as a whole with Mr. Masters abstaining.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has the following arrangements with certain of its directors, executive officers or five percent shareholders:

(1) The Company leases approximately 168,034 square feet in the Shady View I & II developments in Eden Prairie, Minnesota of mixed warehouse and office space (which constitutes approximately 50% of the Company's leased space) as its principal office facilities from Grandchildren's Realty Alternative Management Partnership I ("GRAMPI"), a Minnesota limited partnership whose general partner is TimeMasters, Inc., a Minnesota corporation wholly owned by Melvin L. Masters and for which Mr. Masters serves as a director and CEO ("TimeMasters"). The limited partners of GRAMPI consist of related individuals as well as of educational trusts and other entities that benefit Mr. Masters' family members, including children, nieces and nephews. The original lease with GRAMPI was executed in December 1995 after negotiations between GRAMPI, an independent commercial real estate broker, and independent counsel retained by the Company. Rent expense under the lease totalled $1,355,000 during the fiscal year ended June 30, 1996.

     GRAMPI purchased the real estate in April 1995, after the Company's Board of Directors declined to do so. GRAMPI owned the property until October 1996 when it consummated a sale/leaseback arrangement by selling Shady View I & II to an independent third party which operates as a publicly traded real estate investment trust (subject to a lease to GRAMPI and the continuing sublease to the Company), to finance the purchase of common stock and warrants in the Company (see (2) below). In order to complete the sale of the property GRAMPI committed to make certain capital improvements aggregating approximately $315,000 and GRAMPI, in accordance with the original lease negotiated with the Company, increased the lease payments by $7,000 per month for a period of 60 months, through October 1, 2001, to finance the cost of such improvements. The Company also paid up to 2 months rent in advance of due dates between October 1996 and January 1997 in consideration of the forbearance by GRAMPI in the continuous late payments by the Company of rent for much of fiscal 1996 and the first quarter of fiscal 1997.

(2) In September 1996, the Company sold an aggregate of 914,286 shares of common stock, and issued an option to purchase 914,286 shares of common stock, to GRAMPI, TimeMasters and Grandchildren's Realty Alternative Management Partnership I #2 ("GRAMPI #2" and together with TimeMasters and GRAMPI, the "TimeMasters Group") in a private placement on substantially the same terms as it sold such securities to two other unaffiliated institutional investors, Sihl-Zurich

     Paper Mill on Sihl AG ("Sihl") and General Electric Capital Corporation ("GE Capital"). The TimeMasters Group paid the $4 million purchase price with a promissory note secured by a mortgage on the Shady View I & II properties. The note was payable upon sale of such properties or October 15, 1996, whichever was earlier. The note was partially paid in October upon such sale of the Shady View Properties (see (1) above) and the balance was paid in December 1996 by offset against the demand note held by TimeMasters (see (3) below).

     The shares of common stock acquired by the TimeMasters Group, which were issued in a private placement and are restricted as to transfer under federal securities laws, and the shares of common stock issuable upon exercise of the warrants, are entitled to certain demand and incidental registration rights in accordance with the purchase agreement pursuant to which they were acquired. The Warrants are exercisable at a price of $7.00 per share (160% of the market value on the date of purchase) until September 16, 2004.

(3) In September and October 1995, LaserMaster Corporation borrowed an aggregate of $1,765,000 under a demand note from TimeMasters. In January 1996 the entire amount of the note remained outstanding. In accordance with the subsequent negotiation of a credit agreement between the Company and General Electric Capital Corporation, the repayment of the note was restricted. In consideration of subordination and forbearance of repayment of its note, TimeMasters was issued a warrant to purchase 277,953 shares of common stock at an exercise price of $6.35 per share. In further consideration of such subordination and continued forbearance, the Company granted TimeMasters the right to convert up to $1.0 million of the indebtedness represented by the note into the Company's stock if it was not repaid by a fixed date. The issuance of the warrants and the conversion right to TimeMasters was approved at the annual meeting of shareholders of the Company held in May 1996.

     In December 1996 the remaining principal amount under the TimeMasters note was extinguished by offset against the note payable to the Company issued in September 1996, as a part of the private placement of $4.0 million from the TimeMasters Group (see (2) above), and the conversion rights in the note were cancelled.

(4) The Company uses a campus-wide, TimeMasters, Inc. wireless voice system in its Eden Prairie facility. There are no monthly call operating charges for unlimited use of that system. The system hardware was acquired in fiscal 1995 for $211,000 based on competitive proposals for two other comparable systems. Upgrades and additions to the system amounting to $47,853 were paid to TimeMasters, Inc. in fiscal 1996. TimeMasters, Inc., (TMI) is a Minnesota corporation wholly-owned by Melvin L. Masters.

(5) In November, 1996, Melvin L. Masters borrowed the sum of $585,000 from the Company on a short term basis to facilitate a transaction unrelated to the Company. The amount borrowed was repaid on December 27, 1996, with interest at the rate of 1.75% above the prime rate of interest.

(6) The Company maintains an operating line of credit with General Electric Capital Corporation. In September 1996 General Electric Capital Corporation purchased shares and warrants on substantially the same terms as the TimeMasters group and Sihl in a private placement. General Electric Capital Corporation has a secured interest in certain assets and intellectual property of the Company as security for said credit line.

(7) Effective January 1, 1997, the Company transferred the management of the Company's 401(K) employee retirement plan to General Electric Investment Retirement Services, an affiliate of General Electric Capital Corporation.

(8) Pursuant to Statute and the Bylaws of the Company, certain officers and directors of the Company have been indemnified by the Company in potential liability for costs of defense in pending legal action alleging violations of securities regulations. The Board of Directors has an Indemnification Committee which has reviewed the right of these officers and directors to indemnification and affirmatively determined the right of each such officer or director to indemnification.

Each of the foregoing transactions was approved by a disinterested majority of the Board of Directors of the Company, by shareholders, or by both. The Company believes that each such transaction is on terms at least as favorable to the Company as could be obtained from non-affiliates.

PERFORMANCE GRAPH

The following table compares the cumulative total return on the common stock of the Company for the last five years with the Nasdaq Index and with an index of computer corporations listed on Nasdaq, in each case assuming an investment of $100 on 6/30/90 and the reinvestment of all dividends:

                                                    LASERMASTER, NASDAQ INDEX, NASDAQ COMPUTER INDEX

                                                               ASSUMES $100 INVESTED 6/30/91

                         6/30/91  12/31/91  6/30/92  12/31/92  6/30/93  12/31/93  6/30/94  12/31/94 6/30/95  12/31/95  6/30/96
NASDAQ US INDEX          100      125       120      146       151      167        153     163      204      231       261
NASDAQ COMPUTER INDEX    100      117       116      157       143      149        117     163      209      257       298
LMTS STOCK PRICE         100       77        77       29        47      110         95      90       68       73        59

                                   AUDITORS

The Board of Directors of the Company has appointed Deloitte & Touche, LLP as independent auditors for the Company for the year ending June 30, 1997.
Deloitte & Touche, LLP audited the books and accounts of the Company for the years ended June 30, 1994, 1995 and 1996. Representatives of Deloitte & Touche, LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions raised at the meeting.

                          INCORPORATION BY REFERENCE

The information contained under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 8. Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K for the year ended June 30, 1996 and the information contained under "Item 1. Financial Statements" and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" the Company's quarterly report on Form 10-Q for the quarter ended December 31, 1996, each as filed with the Securities and Exchange Commission is hereby incorporated by reference. Such information is contained in the Company's Annual Report to Shareholders which is included with this Informational Statement.

                         SHAREHOLDER PROPOSALS FOR THE
                      1997 ANNUAL MEETING OF SHAREHOLDERS

Any Shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company must notify the Company at the Company's principal executive offices, 7090 Shady Oak Road, Eden Prairie, Minnesota 55344, in such manner so that such notice is received by the Company on or before December 21, 1997. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

The Board of Directors of the Company knows of no other matters which may come before the Annual Meeting.

                       BY ORDER OF THE BOARD OF DIRECTORS


                       Melvin L. Masters,
March 28, 1997         Chief Executive Officer

                                                                           PROXY


[LOGO OF LASERMASTER TECHNOLOGIES, INC.]

7156 Shady Oak Road
Eden Prairie, MN 55344
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having duly received the Notice of Annual Meeting and Proxy Statement dated March 28, 1997, hereby appoints Melvin L. Masters and Lawrence
J. Lukis proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all common shares of LaserMaster Technologies, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders of LaserMaster Technologies, Inc. to be held at 4:00 p.m. on Thursday, April 24, 1997, and at any adjournment thereof.

1. TO VOTE IN HIS DISCRETION ON SUCH MATTERS AS MAY COME BEFORE THE STOCKHOLDERS AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

          (CONTINUED ON OTHER SIDE -- PROXY MUST BE DATED AND SIGNED)

                        (CONTINUED FROM THE OTHER SIDE)


PLEASE SIGN, DATE AND MAIL THIS PROXY STATEMENT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Sign exactly as your name appears below; in case of joint ownership, all owners must sign;
fiduciaries please indicate title and authority.

                                                       Date:____________ , 1997



                                          ______________________________________
                                                       Signature

                                          ______________________________________
                                                       Signature